Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended September 30,			Nine months ended September 30,
(Dollars in millions, Unaudited)	2013	2012	V %	2013	2012	V %

Revenues
Revenues from services	$10,637	$11,240		$33,095	$33,878
Sales of goods	33	34		90	90
Total revenues	10,670	11,274	(5)%	33,185	33,968	(2)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,988	4,781		14,794	13,993
Interest	2,241	2,798		7,046	8,962
Investment contracts, insurance losses and insurance
annuity benefits	714	798		2,131	2,271
Provision for losses on financing receivables	821	1,122		3,338	2,728
Total costs and expenses	8,764	9,499	(8)%	27,309	27,954	(2)%

Earnings from continuing operations before
income taxes	1,906	1,775	7%	5,876	6,014	(2)%
Benefit (provision) for income taxes	(1)	(80)		(94)	(399)
Earnings from continuing operations	1,905	1,695	12%	5,782	5,615	3%

Earnings (loss) from discontinued operations,
net of taxes	(83)	(107)		(313)	(857)

Net earnings	1,822	1,588	15%	5,469	4,758	15%
Less net earnings attributable to
noncontrolling interests	10	20		38	46
Net earnings attributable to GECC	1,812	1,568	16%	5,431	4,712	15%
Preferred stock dividends declared	—	—		(135)	—
Net earnings attributable to GECC common shareowner	$1,812	$1,568	16%	$5,296	$4,712	12%

Amounts attributable to GECC
Earnings from continuing operations	$1,895	$1,675	13%	$5,744	$5,569	3%
Earnings (loss) from discontinued operations, net of taxes	(83)	(107)		(313)	(857)
Net earnings attributable to GECC	$1,812	$1,568	16%	$5,431	$4,712	15%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended September 30,				Nine months ended September 30,
(Dollars in millions, Unaudited)	2013	2012	V	%	2013	2012	V	%

Revenues
Commercial Lending and Leasing (CLL)	$3,677	$4,028	(9)%		$11,091	$12,406	(11)%
Consumer	3,747	3,911	(4)%		11,353	11,600	(2)%
Real Estate	689	948	(27)%		3,218	2,660	21%
Energy Financial Services	438	401	9%		1,084	1,086	-%
GE Capital Aviation Services (GECAS)	1,312	1,249	5%		3,973	3,897	2%
Total segment revenues	9,863	10,537	(6)%		30,719	31,649	(3)%
GECC corporate items and eliminations	807	737	9%		2,466	2,319	6%
Total revenues	$10,670	$11,274	(5)%		$33,185	$33,968	(2)%

Segment profit
CLL	$479	$563	(15)%		$1,702	$1,855	(8)%
Consumer	889	749	19%		2,240	2,485	(10)%
Real Estate	464	217	F		1,589	494	F
Energy Financial Services	150	132	14%		293	325	(10)%
GECAS	173	251	(31)%		825	877	(6)%
Total segment profit	2,155	1,912	13%		6,649	6,036	10%
GECC corporate items and eliminations	(260)	(237)	(10)%		(905)	(467)	(94)%
Earnings from continuing operations
attributable to GECC	1,895	1,675	13%		5,744	5,569	3%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(83)	(107)	22%		(313)	(857)	63%
Net earnings attributable to GECC	$1,812	$1,568	16%		$5,431	$4,712	15%

(2)

General Electric Capital Corporation
Condensed Statement of Financial Position

	September 30,	December 31,
(In billions, Unaudited)	2013	2012

Assets
Cash & marketable securities	$120.1	$110.4
Inventories	0.1	0.1
Financing receivables - net	254.2	269.0
Property, plant & equipment - net	51.7	53.0
Goodwill & intangible assets	27.9	28.3
Other assets	64.9	76.0
Assets of businesses held for sale	0.1	0.2
Assets of discontinued operations	1.7	2.3

Total assets	$520.7	$539.3

Liabilities and equity
Borrowings and bank deposits	$376.1	$397.3
Investment contracts, insurance liabilities and insurance annuity benefits	27.2	28.7
Other liabilities	30.5	28.1
Liabilities of businesses held for sale	—	0.2
Liabilities of discontinued operations	2.3	2.4
GECC shareowners' equity	84.1	81.9
Noncontrolling interests	0.5	0.7

Total liabilities and equity	$520.7	$539.3

(3)